EXHIBIT 10.46
January 30, 2009
Jon Melkerson will receive a performance and retention award of $100,000, less applicable deductions, payable for 2009, as soon as practical following execution of this document. The award may be subject to addition of performance objectives as determined by the CEO. The employee will reimburse the company for the same amount should he leave the company at any time during 2009.
Jon will be eligible for a similar award for 2010 and 2011 at the discretion of the Chief Executive Officer.

/s/ Jim Wright	/s/ Jon Melkerson

Jim Wright	Jon Melkerson
Payment verbally authorized by Dave Paterson on January 30, 2009 under the terms of his delegation of authority from the Board of Directors.